Exhibit 10.19

UNANIMOUS SHAREHOLDER AGREEMENT

This Agreement dated as of this 26th day of April, 2011 is made

B E T W E E N:

THE EMPIRE SPORTS & ENTERTAINMENT, CO. (“Empire”)

- and -

CONCERT INTERNATIONAL INC. (“CII”)

- and -

CAPITAL HOEDOWN INC. (the “Corporation”)

RECITALS

A.
The authorized capital of the Corporation consists of an unlimited number of Common Shares, of which 10,000 Common Shares are issued and outstanding, and an unlimited number of Preferred Shares, none of which are outstanding as of the date hereof;

B.	Empire is the registered and beneficial owner of 6,667 issued and outstanding Common Shares of the Corporation;

C.	CII is the registered and beneficial owner of 3,333 issued and outstanding Common Shares of the Corporation;

E.
The Parties have entered into this Agreement to provide for the conduct of the Business and affairs of the Corporation, to provide for restrictions on the Transfer and ownership of Shares and to govern their relationship, with the intent that it shall constitute a unanimous shareholder agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions. In this Agreement,

“Act” means the Business Corporations Act, (Ontario), as the same may be amended, restated or replaced from time to time and any successor legislation thereto, except as otherwise expressly provided.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with, such Person, and includes any Person in like relation to an Affiliate.  A Person shall be deemed to “Control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have similar meanings.

“Acceptance Notice” has the meaning set forth in Section 4.1.

“Affected Securities” has the meaning set forth in Section 4.4.

“Agreement” means this unanimous shareholder agreement, as it may be supplemented or amended from time to time.

“Annual Budget” means a detailed monthly financial and cash forecast of the projected business activities and operations of the Corporation for the next fiscal year, prepared in accordance with GAAP, and including estimates of proposed and committed expenditures, capital, operating or otherwise, and the subject matter of each expenditure and all sources of revenue, cash and financing of the Corporation for the subject period, and shall include detailed plans with respect to marketing and sales, and which shall include complete financial statement format information (including balance sheet and income statement by month) and explanations of the information and assumptions upon which projections included in the Annual Budget have been based.

“Approved Annual Budget” has the meaning set forth in Section 2.2.

“Arm’s Length” has the meaning attributed to such term in the Tax Act.

“Articles” means the certificate and articles of incorporation of the Corporation, as they may be amended, replaced or superseded in accordance with the provisions of this Agreement.

“Business” means the business carried on by the Corporation and its Subsidiaries which involves the operation of an annual country music festival in Ottawa, Ontario and related activities.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Ottawa, Ontario or New York, New York.

“By-Laws” means the by-laws of the Corporation, as they may be amended, replaced or superseded in accordance with the provisions of this Agreement.

“Closing Date” means the date of closing of any transaction of purchase and sale contemplated by this Agreement.

“Common Shares” means the common shares of the Corporation as they are constituted at the date hereof, together with any other class or classes of shares in the capital of the Corporation, whether now existing or hereafter created, entitling the holder to share in the final distribution of the property and assets of the Corporation upon liquidation, dissolution or winding-up, after any fixed payments to the holders of any other class or classes of shares, and includes (a) any shares or securities into which the common shares or other such shares or securities may be converted or changed or which result from a consolidation, subdivision, reclassification or redesignation of common shares or other such shares or securities, (b) common shares or other such shares or securities of the Corporation which are received as a stock dividend or distribution, (c) common shares or other such shares or securities of the Corporation received on the exercise of any option, warrant or other similar right, (d) any common shares or other such shares or securities which may be received by the Parties as a result of an amalgamation, merger, arrangement or other reorganization of or including the Corporation, and (e) any right, warrant, option or other instrument of the Corporation that is convertible into, or evidences the right to acquire, common shares or other such shares or securities of the Corporation.

“Conditions” has the meaning set forth in Section 4.1.

“Confidential Information” means, subject to Section 6.4(3), and regardless of the means by, or form in which, it is communicated or maintained, all confidential or proprietary information, intellectual property and confidential facts relating to the Business received from the Corporation, any of its Subsidiaries or any of its Shareholders or Directors, or any information derived from such information including without limitation, trade secrets, inventions, software, computer programs, patents, licenses, manufacturing processes, know-how, budgets, forecasts, financial condition, assets, liabilities, operations, prospects or activities, business plans, ways of doing business, evaluations, opinions, reports, studies, customer lists or contracts of the Corporation or its Subsidiaries.

“Control” means, in relation to any Person, the ownership, directly or indirectly, of voting securities or other interests in the Person entitling the holder to exercise control and direction in fact over the activities of the Person;

“Debt” of any Person includes, but is not limited to:

(a)
money borrowed by such Person and indebtedness represented by notes payable and drafts accepted representing extension of credit to such Person, including any amounts available to such Person but not drawn down, under any committed line of credit;

(b)	the undrawn amount of all letters of credit and the face amount of all bankers’ acceptances issued on behalf of such Person;

(a)	all obligations of such Person, whether or not with respect to the borrowing of money, evidenced by bonds, debentures, notes or other similar instruments;

(b)	all indebtedness upon which interest charges are customarily paid by such Person, excluding trade accounts payable;

(c)	all indebtedness of such Person issued or assumed as full or partial payment for property services including, without limitation, capital lease obligations and purchase money obligations;

(d)	unpaid amounts due by such Person under swap agreements or other hedging arrangements; and

(e)	any guarantee given by such Person, directly or indirectly, in any manner of any part or all of an obligation included in clauses (a) to (f) above.

“Director” means a Person who is, from time to time, duly elected or appointed as a director of the Corporation in accordance with the provisions of this Agreement, and “Board” means all Directors.

“Drag-Along Offer” has the meaning set forth in Section 4.1.

“Drag-Along Offeree” has the meaning set forth in Section 4.1.

“Drag Purchaser” has the meaning set forth in Section 4.1.

“Dragged Securities” has the meaning set forth in Section 4.1.

"Fair Market Value" means the price that would be paid by a willing buyer to a willing seller under no compulsion to sell on a going concern basis with no discount for a minority position and no premium for a Control position.

“First Meeting” has the meaning set forth in Section 2.1(3).

“First Refusal Notice” has the meaning set for in Section 4.1.

“Governmental Authority” means:

(a)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b)
any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)	any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Management Services Agreement” means the agreement dated the date hereof between CII and the Corporation pursuant to which CII agreed to provide certain management services to the Corporation.

“Non-Competition Period” has the meaning set forth in Section 6.1.

“Offered Shares” has the meaning set forth in Section 4.1.

“Offeree” has the meaning set forth in Section 4.1.

“Participation Agreement” means an agreement in the form attached as Schedule A which has the effect of making a Person bound by all obligations, and subject to all the restrictions, of or to which a Party to this Agreement, as then constituted, is or would be bound.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns.

“Permitted Liens” means:

(e)
liens for Taxes, assessments or governmental charges incurred in the ordinary course of business that are not yet due and payable or the validity of which is being actively and diligently contested in good faith by the Corporation;

(f)
rights reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation or to require annual or other payments as a condition to the continuance thereof;

(g)
construction, mechanics’, carriers’, warehousemen’s and materialmen’s liens and liens in respect of vacation pay, workers’ compensation, unemployment insurance or similar statutory obligations, provided the obligations secured by such liens are not yet due and payable and, in the case of construction liens, which have not yet been filed or for which the Corporation has not received written notice of a lien;

(h)
liens arising from court or arbitral proceedings, provided that the claims secured thereby are being contested in good faith by the Corporation, execution thereon has been stayed and continues to be stayed, CII is furnished, at its request, with sufficient security to protect its interest, and such liens do not, in the aggregate, materially detract from the value of the Corporation’s assets or materially impair the use thereof in the Business;

(i)
good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations;

(j)	deposits to secure public or statutory obligations or in connection with any matter giving rise to a lien described in (c) above;

(k)	deposits of cash or securities in connection with any appeal, review or contestation of any lien or any matter giving rise to a lien described in (a) or (d) above;

(l)
zoning restrictions, easements, rights of way, leases or other similar encumbrances or privileges in respect of real property which in the aggregate do not materially impair the use of such property by the Corporation in the operation of the Business, and which are not violated in any material respect by existing or proposed structures or land use;

(m)	purchase money security interests which are contemplated by the Approved Annual Budget;

(n)
security given by the Corporation to a public utility or any Governmental Authority, when required by such utility or Governmental Authority in connection with the operations of the Corporation in the ordinary course of the Business, which singly or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the Business;

(o)	the reservation in any original grants from the Crown of any land or interest therein and statutory exceptions to title; and

(p)	any other lien which Empire approves in writing as a Permitted Lien.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Piggy-Back Offer” has the meaning set forth in Section 4.1.

“Piggy-Back Offeree” has the meaning set forth in Section 4.1.

“Preferred Shares” means the preferred shares of the Corporation as they are constituted at the date hereof.

“Principal” means, in relation to a Shareholder that is not an individual, each Person who, together with its Affiliates, Controls such Shareholder.

“Proposed Purchaser” has the meaning set forth in Section 4.1.

“Selling Shareholder” has the meaning set forth in Sections 4.1.

“Shareholders” means the shareholders of the Corporation from time to time who are parties to this Agreement.

“Shareholder Debt” means indebtedness which is owed by the Corporation to a Shareholder for advances or loans made by such Shareholder to the Corporation at the request of the Corporation and with the consent of all the other Shareholders.

“Shares” means the shares of the Corporation at the date hereof of all classes and series, together with any other class or classes of shares in the capital of the Corporation which are hereafter created, and includes (a) any shares or securities into which such shares may be converted or changed or which result from a consolidation, subdivision, reclassification or redesignation of shares, (b) any shares or securities of the Corporation which are received as a stock dividend or distribution, (c) any shares of the Corporation received on the exercise of any option, warrant or other similar right, (d) any shares or securities which may be received by the Parties as a result of an amalgamation, merger, arrangement or other reorganization of or including the Corporation, and (e) any right, warrant, option or other instrument of the Corporation that is convertible or exchangeable into shares of the Corporation or evidences the right to acquire shares of the Corporation.

“Subsidiary” means a subsidiary within the meaning of the Act.

“Taxes” means all taxes including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, levies, imposts and other assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance and unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties, in all cases imposed by any Governmental Authority in respect thereof and whether disputed or not.

“Tax Act” means the Income Tax Act (Canada), as the same may be amended from time to time.

“Third Party Offer” has the meaning set forth in Section 4.1.

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes, directly or indirectly, from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

“Transferee” has the meaning set forth in Section 3.4.

“Transferor” has the meaning set forth in Section 3.4.

1.2 Accounting Principles.  Whenever in this Agreement reference is made to generally accepted accounting principles, or to GAAP, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor entity thereto, applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

1.3 Actions on Non-Business Days.  If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

1.4 Currency and Payment Obligations.  Except as otherwise expressly provided in this Agreement: (a)all dollar amounts referred to in this Agreement are stated in United States Dollars; (b) any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified cheque  or by any other method that provides immediately available funds; and (c) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 2:00 p.m. on the due date at the payee’s address for notice under Section 7.4 or such other place as the payee may have specified in writing to the payor in respect of a particular payment and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.5 Calculation of Time.  In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Ottawa time on the last day of the period.  If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Ottawa time on the next succeeding Business Day.

1.6 Unanimous Shareholder Agreement.  This Agreement constitutes a unanimous shareholders agreement within the meaning of the Act. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party the partner of any other Party.

1.7 Powers of the Directors and Shareholders.  The Directors shall have all the rights, powers, duties and liabilities arising under the Act or otherwise except to the extent that the provisions of this Agreement restrict the discretion and powers of the Board to manage or to supervise the management of the business and affairs of the Corporation.  The Shareholders shall have all the rights, powers, duties and liabilities of the Directors of the Corporation, whether arising under the Act or otherwise, with respect to all matters governed by this Agreement to the extent that this Agreement restricts the discretion or powers of the Directors to arrange or supervise the management of the business and affairs of the Corporation.  Any matter requiring the approval of the Directors or holders of a class of Shares shall be evidenced by an instrument or instruments in writing signed by all the Directors or all the Shareholders of that class, as the case may be, or by a resolution duly passed by such Directors or Shareholders at a meeting called and held in accordance with the provisions of the By-Laws and the provisions of this Agreement.

1.8 Paramountcy.  Subject to the provisions of the Act, in the event of any conflict between the provisions of this Agreement and the Articles and By-Laws, the provisions of this Agreement shall govern.  The Parties acknowledge that as of the date hereof, conflicts may exist between this Agreement and the Articles and the By-Laws.  Each of the Shareholders agrees to vote or cause to be voted the Shares owned by it so as to cause the Articles or the By-Laws to be amended to resolve each such conflict and any other conflicts in favour of the provisions of this Agreement.  In the event of a conflict between this Agreement and any other agreement now or hereafter entered into between the Parties, other than amendments to this Agreement contemplated by Section 7.10, the provisions of this Agreement shall prevail.

1.9 Additional Rules of Interpretation.

(1) Gender and Number.  In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2) Headings and Table of Contents.  The inclusion in this Agreement of headings of  Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3) Section References.  Unless the context requires otherwise, references in this Agreement to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of this Agreement.

(4) Words of Inclusion.  Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5) References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6) Statute References.  Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

Document References.  All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the

(1) terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

ARTICLE 2
BUSINESS AND AFFAIRS OF THE CORPORATION

2.1 Business and Affairs of the Corporation.  The Shareholders shall cause such meetings to be held, votes to be cast, resolutions to be passed, By-Laws to be made and confirmed, documents to be executed and all other things and acts to be done to ensure that, at all times, the following provisions are in effect or are complied with:

(1) Board.  There shall be three (3) Directors of the Corporation, who shall be nominated by Shareholders as provided in this Section.  For so long as CII holds Shares, CII shall be entitled to nominate one (1) Person as a Director.  For so long as Empire holds Shares, Empire shall be entitled to nominate two (2) Persons as Directors, provided that, if Empire transfers Shares to a third party in accordance with the terms of this Agreement, at the sole discretion of Empire, Empire may also assign to such third party any or all of its rights to nominate Directors.

All Directors attending a meeting of the Board shall be entitled to be reimbursed for all reasonable out of pocket travel, accommodation and subsistence expenses incurred in connection with such meeting.

If a Director ceases to be a Director for any reason (a “Retiring Director”), the Shareholders shall fill the vacancy thereby created by appointing as soon as reasonably possible that individual who is nominated by the Shareholder who nominated the Retiring Director.  Until the vacancy is filled, the Directors shall not transact any business or exercise any of their powers or duties.  If the Shareholder entitled to do so fails for any reason to nominate an individual to fill the vacancy within 30 days after the vacancy arises, the remaining Directors or the other Shareholders shall appoint an individual to fill the vacancy.  In the event of the proposed removal of any Director, each Shareholder shall vote for such removal if, and against such removal unless, it has been proposed or approved by the Shareholder who nominated such Director.

(2) Initial Directors.  The Directors are, as of the date hereof, Shelly Finkel and Barry Honig, each of whom is a nominee of Empire, and Denis Benoit, who is a nominee of CII.

Meetings of Directors.  The Board shall meet at least once in every calendar quarter in such place as the Directors may agree from time to time and otherwise at the registered office of the Corporation.  Upon the request of a majority of Directors, any Director or officer may call a meeting of the Board upon not less than five (5) Business Days’ notice, which notice shall contain a statement as to the business proposed to be transacted at such meeting.  A Director may waive his/her right to receive notice of any meeting of the Directors, both prospectively and retrospectively, but such waiver must be in writing, or by participation in the meeting, unless that Director’s participation is for the express purpose of objecting to the transacting of any business without proper notice.  Any or all Directors may participate in a meeting of the Board by means of such telephone, electronic or other communication facilities

(1) enabling all Persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a Director participating in such meeting by such means is deemed to be present at that meeting.

(2) Quorum.  Unless otherwise agreed to in writing by all of the Directors, but subject to the Act, a quorum for a meeting of Directors shall be three (3) Directors.  If at any meeting of Directors (the “First Meeting”), a quorum is not present, then, notwithstanding anything herein contained, the Director or Directors present at such meeting may call a supplementary meeting of the Board on not less than 5 Business Days’ notice to each Director, which notice shall describe with particularity the business proposed to be transacted at such meeting.  If the Directors who did not attend the First Meeting do not attend the supplementary meeting, the Directors present at the supplementary meeting in person or by teleconference shall constitute a quorum for the transaction of the business referred to in the notice of meeting and any business relating thereto which may come before the meeting.

(3) Meetings of Shareholders.  Meetings of Shareholders shall be held at least once in each calendar year at the registered office of the Corporation, or at such other place within or outside Ontario as the Directors determine and may be called by any Director or Shareholder of the Corporation upon not less than 10 days, nor more than 50 days, notice. A Shareholder may waive in writing its right to receive notice of any meeting of the Shareholders, both prospectively and retrospectively.  A quorum for a meeting of Shareholders shall be at least one individual present in person and holding or representing by valid proxy not less than 66.67% of the outstanding Shares entitled to vote at such meeting.

(4) Decisions of Directors.  In order to be effective, a decision of the Board must be approved either by a resolution passed by the affirmative vote of a simple majority of the Directors present at a meeting of Directors duly called and at which a quorum is present or by an instrument signed by all the Directors.

(5) Casting Vote.  The Chairman of any meeting of the Directors or Shareholders shall not have a second or casting vote.

(6) Officers.  Unless otherwise determined by the Board, the President of the Corporation shall be Denis Benoit and the Chief Executive Officer and Secretary of the Corporation shall be Shelly Finkel.  Subject to the provisions of Section 2.1(10)(a)(vi) the Board may appoint other officers of the Corporation from time to time.

Indemnity by the Corporation.  To the fullest extent permitted by law, the Corporation shall indemnify all Directors, officers, former Directors and former officers of the Corporation, the Shareholders of the Corporation to the extent that such Shareholders exercise the rights, powers, duties and liabilities of a Director and all Persons who act or acted at the Corporation’s request as a Director or officer (or in a similar capacity) of an entity of which the Corporation is or was a securityholder or creditor, and his/her heirs and legal personal representatives, against all costs, charges and expenses, including any amount paid to settle any action or satisfy a judgment, reasonably incurred by him/her in respect of any civil, criminal, administrative, investigative action or proceeding to which he/she is made a party, or in which he/she is involved, by reason of being or having been a Director or officer of the Corporation or

(1) such entity or by reason of acting or having acted as a Director of the Corporation or such other entity. The Corporation shall advance moneys to an individual described above for the costs, charges and expenses of a proceeding referred to above, provided such individual shall repay the moneys if the individual does not fulfil the condition of the following paragraph.

Notwithstanding the preceding paragraph, the Corporation shall not indemnify a Person identified in the preceding paragraph, unless such Person

(a)
acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which such Person acted as a director or officer (or in a similar capacity) at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such Person’s conduct was lawful.

The intention of this Section is that all Persons referred to in this Section shall have all benefits provided under the indemnification provisions of the Act to the fullest extent permitted by law and the Corporation shall forthwith pass all resolutions, enter into such agreements and take such other steps as may be required to give full effect to this Section.

(2) Certain Matters Requiring Special Approval.

(a)	The Corporation shall not, without the approval in writing or affirmative vote of not less than 66.67% of the votes attached to outstanding Common Shares, directly or indirectly:

(i)
enter into, authorize, approve or amend any (A) sponsorship contract, agreement or commitment, (B) real property lease, including any contract, agreement or commitment with a performance venue, (C) performance or other contract, agreement or commitment with any headline or co-headline artist, (D) contract, agreement or commitment having a duration of more than one year, or which involves cumulative aggregate payment over its duration in excess of $5000.00, or which includes any covenant which would restrict or prevent the Corporation from carrying on the Business in the ordinary course in any material respect, (E) employment, consulting or other contract, agreement or commitment with any Shareholder or any Person not at Arm’s Length to the Corporation or any Shareholder, including the Management Services Agreement, or (F) contract, agreement or commitment out of the ordinary course of the Business;

(ii)
pay any management, consulting or other fees to any Shareholder or any Person not at Arm’s Length to the Corporation or any Shareholder, except for fees and expenses payable to CII and its Affiliates pursuant to the Management Services Agreement;

(i)	incur any Debt, except as specifically provided for in the Approved Annual Budget then in effect;

(ii)	invest in, make loans to, give any financial assistance (by way of guarantee or otherwise) to or become liable, directly or indirectly, in respect of any security, Debt or obligation of any Person;

(iii)
make or incur any expenditure (including operating and capital expenditures) other than those expenditures contemplated by the Approved Annual Budget then in effect and which are not more than 110% of the amount budgeted therefor in the Approved Annual Budget;

(iv)	appoint or remove any officer or senior manager of the Corporation;

(v)
declare or pay any dividends or make any distribution, whether in cash, in stock or in specie, on any of its outstanding Shares of any class, other than the payment of dividends accrued on any Preferred Shares outstanding from time to time in accordance with the terms of such Shares;

(vi)
return any capital to Shareholders, whether by redeeming, purchasing for cancellation or otherwise retiring or paying off any of its outstanding Shares of any class, reducing the stated capital of any Shares or repaying any Debt, other than the redemption or retraction from time to time of any or all of the Preferred Shares then outstanding, which redemption shall only be subject to approval by a majority of the Board;

(vii)	approve the Annual Budget as described in Section 2.2;

(viii)	amalgamate or merge with or into any other corporation or carry out any reorganization, continuation or arrangement;

(ix)
create or suffer to exist any mortgage, lien, hypothec, charge, security interest or other encumbrance on any assets, tangible or intangible, of the Corporation or its Subsidiaries, created, assumed or arising by operation of law or otherwise after the date hereof, other than Permitted Liens;

(x)	settle any litigation, action or dispute requiring a payment by the Corporation in excess of $5,000.00 or which otherwise would have a material adverse effect on the Business; or

(xi)	permit or suffer any Subsidiary of the Corporation to do any of the matters contemplated above in this Section 2.1(10).

(b)
The Corporation shall not, without the approval in writing or affirmative vote of not less than 80% of the votes attached to outstanding Common Shares, and further without the approval in writing or affirmative vote of the votes attached to the outstanding Common Shares held by each of Empire and CII (or their Permitted Transferees, as the case may be):

(i)	amend its Articles or other constating documents or make, amend or repeal any By-Law;

(ii)	acquire any additional business, or establish any line of business that is not the same as or similar to the Business, or make any material change in, or terminate any material part of, the Business;

(iii)
issue, or enter into any agreement to issue, any Shares of any class or any securities convertible into or exchangeable for, or any option or other right to purchase any such Shares, other than the issuance from time to time of Preferred Shares, which issuance shall only be subject to approval by a majority of the Board;

(iv)
amalgamate or merge with or into any other corporation or carry out any reorganization, continuation or arrangement, if, as a result of such transaction, CII’s percentage of equity ownership in the Corporation would be reduced by any amount;

(v)	sell all or substantially all of the Corporation’s assets;

(vi)	undertake any transaction pursuant to which all or substantially all of the assets of the Corporation would become the property of a third party; or

(vii)
take or institute any proceedings for the winding-up, reorganization or dissolution of the Corporation, or the filing by the Corporation of an assignment in bankruptcy, the disposition of its property in favour of its creditors or the filing of a proposal (or a notice of intention to make such a filing) pursuant to the Bankruptcy and Insolvency Act (Canada), or the filing of a compromise or an arrangement or a proposal of a compromise or an arrangement pursuant to the Companies’ Creditors Arrangement Act (Canada), or for any other relief under any applicable laws relating to bankruptcy, insolvency or receivership.

2.2 Annual Budget.

(1) A designee of each of Empire and CII shall jointly prepare and submit to the Board for approval not later than December 31 of each calendar year, the Annual Budget.  Subject to further written notice by either Empire or CII to the Corporation, such designee of Empire shall be Shelly Finkel, and such designee or CII shall be Denis Benoit.  The Annual Budget approved in writing by the Board is herein called the “Approved Annual Budget”.

(2) In the event that an Approved Annual Budget is approved in writing by the Board as provided above, Empire and/or its permitted transferees (as provided in Section 3.3 herof) shall advance funds to the Corporation up to the total amount of the Approved Annual Budget, such advances to be made, in the sole discretion of Empire, in the form of (i) loans pursuant to the terms and conditions set forth in the Revolving Demand Loan agreement of even date herewith by and between Empire and the Corporation, and/or (ii) subscription(s) for Preferred Shares as provided in Exhibit A hereto.

2.3 Directors’ and Officers’ Insurance.  The Corporation shall effect and maintain directors’ and officers’ liability insurance in such amount, if any, as may be determined by the Board of Directors.

2.4 Dividend Policy.  In each financial year, following the repayment of any outstanding Shareholder Debt and the redemption or retraction of any outstanding Preferred Shares, the Corporation shall declare and pay dividends on the Common Shares to the extent permitted by Applicable Law, subject to the determination by the Board that the Corporation has sufficient excess net free cash flow from operations available for the making of such payments after meeting its short term cash requirements, and can make such payments without prejudicing the ability of the Corporation to fulfil the expenditure requirements under the Approved Annual Budget then in effect.

2.5 Books and Records.  The Corporation shall maintain books and records which shall disclose all financial transactions of the Corporation in accordance with GAAP, consistently applied.  CII shall fully cooperate with the firm of certified public accountants and, if applicable, with the bookkeeper retained by the Corporation to maintain the Corporations books and records, provided that the retention of such firm of certified public accountants and such bookkeeper shall be subject at all times to the continuing approval of Empire.  Empire shall have the right to audit the Corporation’s books and records at any time and from time to time during regular business hours, such audit to be conducted at Empire’s expense.

ARTICLE 2
GENERAL MATTERS RELATING TO THE
HOLDING OF SHARES AND PERMITTED TRANSFERS

3.1 Representations and Warranties by Shareholders.  Each Shareholder represents and warrants with regard to itself to each of the other Parties as follows:

(a)
if such Shareholder is a corporation, such Shareholder is incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation and such Shareholder has the corporate power, authority and capacity to own the Shares expressed to be owned by it in the recitals to this Agreement;

(b)	such Shareholder has the capacity to enter into and give full effect to this Agreement;

(c)
such Shareholder owns beneficially and of record the number and class of Shares expressed to be owned by such Shareholder in the recitals to this Agreement, with good and marketable title thereto, and such Shares are not subject to any mortgage, lien, hypothec, charge, pledge, encumbrance, security interest or adverse claim and no Person has any rights to become a holder or possessor of any of such Shares or of the certificates representing the same;

(d)
the execution, delivery and performance of this Agreement has been duly authorized by such Shareholder (in the case of a Person other than an individual) and duly executed and delivered by or on behalf of such Shareholder;

(e)
this Agreement constitutes the valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others to the extent that equitable remedies are only available in the discretion of the court from which they are sought;

(f)
in the case of CII, all of its issued and outstanding share capital is owned by Denis Benoit and there is no agreement, option or right capable of becoming an agreement for the purchase, subscription or issuance of any of its unissued shares or securities capable of being converted or exchanged for its unissued shares; and

(g)	all of the foregoing representations and warranties will continue to be true and correct and in effect during the continuance of this Agreement.

3.2 General Prohibition on Transfer.  During the continuance of this Agreement, none of the Shareholders shall Transfer or otherwise deal with any Shares or any interest therein now or hereafter held by such Shareholder except in accordance with this Agreement.  Except as set forth in Section 3.3 below, no Shareholder shall be permitted to Transfer or otherwise deal with any Shares or any interest therein now or hereafter held by such Shareholder except subject to the written approval of Shareholders holding at least eighty percent (80%) of the then issued and outstanding Common Shares.  A Transfer of any Shares in violation of this Agreement shall not be valid and the Corporation shall not register, nor permit any transfer agent to register, any such Transfer on the securities register of the Corporation nor pay or make any dividend or distribution on such Shares.  Any purported exercise of voting rights attached to or related to any such Shares shall be deemed not valid or effective.  Each Shareholder who purports to make a Transfer of any Shares in violation of this Agreement shall donate and hereby donates to the Corporation all dividends and distributions paid or made on such Shares during the period of such prohibited Transfer.  The provisions of the immediately preceding sentence are in addition to, and not in lieu of, any other remedies to enforce the provisions of this Agreement.

3.3 Permitted Transfers.

(1) Notwithstanding anything else contained in this Agreement, Empire may at any time Transfer any or all of the Shares held by it to:

(a)
a third party which undertakes to invest in, and/or to provide debt and/or equity funding to, the Corporation, provided that Empire and any such transferee(s) shall among them remain responsible for Empire’s funding obligations as provided in Section 2.2(2) hereof;

(b)	to any Person in connection with the sale of all or substantially all of the assets of Empire;

(c)	to any Person or Persons in connection with the dissolution or winding-up of Empire, or the liquidation of its assets;

(d)	to a financial institution which carries on the business of providing equity financing as part of a sale of a portfolio of equity interests; or

(e)	to any Person if it is required by law to do so.

(2) Notwithstanding anything else contained in this Agreement, any Shareholder (in this Section 3.3(2), the "Transferring Shareholder") shall be entitled to Transfer all or any portion of the Shares of the Transferring Shareholder to the following (each, a "Permitted Transferee"):

(a)	the Principal of such Shareholder, if the Shareholder is not an individual;

(b)
a corporation, the sole registered and beneficial shareholders of which are restricted to the Transferring Shareholder, such Shareholder’s spouse, or the parents, children, or grandchildren of such Shareholder or such Shareholder’s spouse, but only if the Transferring Shareholder Controls, and agrees in a writing with the other Shareholder and the Corporation that he shall at all times during the effective period of this Agreement continue to Control, such corporation; or

(c)
a trust, the beneficiaries of which are restricted to the Transferring Shareholder, such Shareholder’s spouse, or the parents, children, or grandchildren of such Shareholder or such Shareholder’s spouse, but only if the Transferring Shareholder is the sole trustee of such a trust, provided that the Corporation shall first have received the following documents and the Transferring Shareholder, the Permitted Transferee and the Corporation shall have complied with the following terms:

(i)
a statutory declaration and warranty of the Transferring Shareholder stating that the Transferring Shareholder or its named beneficial shareholders wholly own or are the sole beneficiaries of the Permitted Transferee and setting forth the respective shareholdings of the beneficial shareholders or interests of the beneficiaries in the Permitted Transferee;

(ii)
a certificate of the secretary or trustee of the Permitted Transferee setting forth the names of all of the beneficial shareholders or beneficiaries of the Permitted Transferee, together with their respective shareholdings or beneficial interests in the Permitted Transferee;

(iii)
a copy of this Agreement or a counterpart executed by the Permitted Transferee for the benefit of the Corporation and each of the Shareholders other than the Transferring Shareholder (in this Section 3.3(2), the "Remaining Shareholders") as a result of which the Permitted Transferee thereby agrees:

A.	to advise the Corporation and the Remaining Shareholders promptly upon any change in its beneficial shareholders or their respective shareholdings or the beneficiaries or their interests; and

A.
to be bound by all of the terms, covenants, conditions and agreements contained in this Agreement as fully and effectively as if the Permitted Transferee had originally executed this Agreement as the Transferring Shareholder.

3.4 No Registration of Transfer Unless Transferee is Bound.  If, pursuant to any provision of this Agreement, a Shareholder (a “Transferor”) Transfers any of such Shareholder’s Shares to any other Person (a “Transferee”), (a) no Transfer of such Shares shall be made nor shall it be effective, (b) no application shall be made to the Corporation to register the Transfer, and (c) the Corporation shall not register any such Transfer on the securities register of the Corporation, until the proposed Transferee and the Person, if any, who Controls, directly or indirectly, such Transferee, executes and delivers a Participation Agreement in which it agrees to be bound by all of the terms of this Agreement as if it were an original signatory hereto.  The foregoing does not apply to a Transfer of Shares by a Shareholder to another Shareholder, or a subscription for additional Shares by an existing Shareholder, pursuant to Article 4.

3.5 Notation on Share Certificates.  All share certificates representing Shares shall have the following statement conspicuously noted thereon:

“There are restrictions on the right to transfer the shares represented by this certificate.  In addition, such shares are subject to a unanimous shareholder agreement dated the [NUMBER] day of [MONTH], 2011 among The Empire Sports & Entertainment, Co., Concert International Inc. and Capital Hoedown Inc., as the same may be amended from time to time, and may not be pledged, sold or otherwise transferred except in accordance with the provisions thereof.”

All certificates representing securities issued by the Corporation which are convertible into or exchangeable for Shares or evidencing a right to acquire Shares shall contain a statement substantially to the same effect.

3.6 Shareholders to Facilitate Permitted Transfers.  Each of the Shareholders agrees to give and execute all necessary consents and approvals to a Transfer of Shares which is permitted under this Agreement promptly after the relevant provisions of this Agreement relating to such Transfer have been complied with.

ARTICLE 2
MATTERS RELATING TO THE
PURCHASE AND SALE OF SHARES

4.1 Right of First Refusal

In the event that any Shareholder (hereinafter in Sections 4.1 and 4.2 referred to as the “Selling Shareholder”) receives a bona fide offer from an Arm’s Length Person (herein after in  Section 4.1 referred to as the “Third Party Offer”) to purchase all of the Shares of the Corporation beneficially owned or Controlled by it (the “Offered Shares”) which it is willing and able to accept, then the Selling Shareholder shall forthwith give notice in writing (hereinafter in Sections 4.1 and 4.2 referred to as the “First Refusal Notice”) to the other Shareholders (hereinafter in Sections 4.1 and 4.2 referred to as the “Offeree(s)”) irrevocably offering to sell to the Offerees on a pro rata basis consistent with their respective levels of ownership of Common Shares all of the Offered Shares on no less favourable terms than those contained in the Third Party Offer.

(2) Any First Refusal Notice shall specify therein the particulars of the Third Party Offer received by the Selling Shareholder including the name of the third party (hereinafter in Sections 4.1 and 4.2 referred to as the “Proposed Purchaser”) from whom the Selling Shareholder has received a Third Party Offer, the selling price per share for such Offered Shares and the terms and conditions relating to the proposed sale to the Proposed Purchaser, such as the proposed date of sale (which shall not conflict with any exercise of rights by any Offeree or Piggy-Back Offeree under Sections 4.1 or 4.2) (hereinafter in Sections 4.1. and 4.2 referred to as the “Conditions”).  Any First Refusal Notice shall be accompanied by a Piggy-Back Offer referred to in Section 4.2.  A Third Party Offer shall (a) not provide for any consideration other than cash consideration, which shall be paid in full on the closing of the purchase and sale transaction and (b) provide for a closing of the purchase and sale transaction of not more than ninety (90) days after acceptance.  The Selling Shareholder shall provide the Offeree(s) with a copy of the Third Party Offer.  Within ten (10) days from the receipt of a copy of the First Refusal Notice, the Offeree(s) may give to the Selling Shareholder a notice of acceptance (as “Acceptance Notice”) of the First Refusal Notice which provides that such Offeree(s) agrees to purchase the Offered Shares from the Selling Shareholder on the terms set out in the First Refusal Notice.

(3) If any Offeree(s) does not accept the offer set out in the First Refusal Notice and the other Offeree(s) do not agree to purchase all of such Offeree(s) pro rata share, then the Selling Shareholder may, but need not, sell all or only some of the Offered Shares to the Proposed Purchaser within the period of one hundred and twenty (120) days immediately following the expiry of the last date for delivery by the Offeree(s) of an Acceptance Notice at a price per Share not less than the price per Share and on terms and conditions not more favourable to the Selling Shareholder than were specified in the First Refusal Notice to the Offeree(s).  In the event that the Selling Shareholder does not sell the Offered Shares to a third party within such one hundred and twenty (120) day period, then the provisions of this Agreement shall once again apply thereto and so on from time to time.

(4) If any Shareholder Debt is outstanding to the Selling Shareholder at the time it obtains a Third Party Offer, such offer must contain, in addition to an offer to purchase the Shares held by the Selling Shareholder, an offer to purchase all of the Shareholder Debt of the Selling Shareholder for cash, and, consequently, the Offeree(s) shall have the right to purchase both the Shares and the Shareholder Debt but not the Shares alone or the Shareholder Debt alone.

4.2 Piggy Back Right.

A Selling Shareholder shall not be entitled to deliver a First Refusal Notice unless the Third Party Offer contains, or is accompanied by, an irrevocable offer (the “Piggy-Back Offer”) by the Proposed Purchaser to all of the other Shareholders (the “Piggy-Back Offerees”) to purchase all of the Shares of the Corporation beneficially owned or Controlled by it and, if applicable, all of the Shareholder Debt of the Piggy-Back Offerees.  The Piggy Back Offer shall contain only terms and conditions which are the same as, mutatis mutandis, to those contained in the Third Party Offer, except that (a) the obligations of the Proposed Purchaser under the Piggy Back Offer may be conditional upon completion of the transaction contemplated by the Third Party Offer and (b) the Piggy Back Offer shall also include an irrevocable offer to purchase, to the extent then outstanding, all of the Shareholder Debt of the Piggy-Back Offerees.  The Proposed Purchaser shall be deemed to warrant to the Piggy-Back Offerees, and the Proposed Purchaser shall be required to make in writing in its Piggy Back Offer, a representation and warranty that no direct or indirect collateral benefit or supplementary consideration (whether or not in the nature of a tangible or intangible asset, money, property, security or other benefits or opportunities) has been or is to be paid or received by the Selling Shareholder, or any other Person not at Arm’s Length with it, in connection with such Piggy Back Offer and that such Piggy Back Offer is not made as part of or in connection with any other transaction.  The Piggy Back Offer shall be irrevocable and shall be open for acceptance by the Piggy-Back Offerees for a period of ten (10) days from the date of receipt of a Piggy-Back Offer.  The Selling Shareholder shall not complete the sale to the Proposed Purchaser unless the purchase and sale of the Piggy-Back Offerees’ Shares and Shareholder Debt pursuant to the Piggy-Back Offer are completed contemporaneously therewith.

1.1 Drag-Along Right

If a Shareholders holding not less than 66.67% of the outstanding Common Shares (hereinafter in this Section 4.3 referred to as the “Selling Shareholder(s)”) propose to sell one hundred percent (100%) of their Common Shares to a person dealing at Arm’s Length to them (the “Drag Purchaser”) for all cash consideration, the such Selling Shareholder(s) may, by written notice delivered to the other Shareholders, (each a “Drag-Along Offeree”) accompanied by an irrevocable offer (the “Drag-Along Offer”) from the Drag Purchaser to each Drag-Along Offeree to purchase one hundred percent (100%) of the Shares owned by such Drag-Along Offeree (the “Dragged Securities”), require the Drag-Along Offeree to sell to the Drag Purchaser the Dragged Securities at a purchase price (and on the same terms and conditions) in respect of Shares which is the same purchase price per Share at which the Selling Shareholder(s) propose to sell their Shares to the Drag Purchaser.  The Drag-Along Offer shall also include an irrevocable offer to purchase, to the extent then outstanding, the Shareholder Debt of each Drag-Along Offeree.  The delivery by the Selling Shareholder(s) of an irrevocable Drag-Along Offer to a Drag-Along Offeree shall bind the Drag-Along Offeree to sell its Dragged Securities and Shareholder Debt.  The date on which the sale is to close and the other closing arrangements (which shall be the same, mutatis mutandis, as those for the purchase and sale between the Drag Purchaser and the Selling Shareholder(s)) shall be as specified in the Drag-Along Offer.  The Drag Purchaser shall be deemed to warrant to the Drag-Along Offeree, and the Drag Purchaser shall be required to make in writing in its Drag-Along Offer a representation and warranty that, no direct or indirect collateral benefit or supplementary consideration (whether or not in the nature of a tangible or intangible asset, money, property, security or other benefits or opportunities) has been or is to be paid or received by the Selling Shareholder(s), or any other Person not at Arm's Length with it, in connection with such Drag-Along Offer and that such Drag-Along Offer is not made as part of or in connection with any other transaction. Any purchase and sale of Shares and Shareholder Debt pursuant to a transaction contemplated in this Section 4.3 shall be effected in accordance with the terms of this Agreement.

4.4 Pre-Emptive Right.  Subject to Section 2.1(10), the Corporation may issue Shares at any time after the date hereof only upon compliance with the following provisions:

(1) Offers to and Subscriptions by Shareholders.  If the Corporation proposes to issue any Shares (the “Affected Securities”), the Corporation shall first offer the Affected Securities for subscription by the Shareholders on a pro rata basis at the date of the offer at the subscription price as determined by the Board.  Such offer shall be made in writing by the Corporation to the Shareholders and shall (a) contain a description of the terms and conditions relating to the Affected Securities, (b) state the price at which the Affected Securities are offered and the date on which the purchase of Affected Securities is to be completed, (c) state that if a Shareholder wishes to subscribe for Affected Securities, it may do so only by giving notice of the exercise of the subscription right to the Secretary of the Corporation within 10 days after the date of the offer, and (d) state that if a Shareholder wishes to subscribe for a number of Affected Securities less than or in excess of its proportion, such Shareholder shall, in its notice of subscription, specify the number of Affected Securities less than or in excess of such proportion that it wishes to purchase.  If the Corporation has received subscriptions to purchase which are more than sufficient to exhaust the unsubscribed Affected Securities, the unsubscribed Affected Securities shall be allocated pro rata among the Shareholders who wish to purchase Affected Securities in excess of their pro rata share in proportion to the number of Common Shares held by such Shareholders respectively at the date of the offer.  If the Affected Securities shall not be capable, without division into fractions, of being offered to or being allocated among such Shareholders in the proportions referred to above, they shall be offered to or allocated among such Shareholders as nearly as may be in the proportions referred to above and any balance shall be offered to or allocated among such Shareholders or some of them in such manner as the Board determines to be equitable.  No Shareholder shall be obliged to purchase any Affected Securities in excess of the number indicated in its subscription.

(2) Offer to Non-Parties.  If any of the Affected Securities are not subscribed for within the period of 20 days after they are offered to the Shareholders, the Corporation may offer such unsubscribed Affected Securities within the period of 120 days after the expiration of such 20 day period to any Person, but the price at which such Affected Securities may be issued shall not be less than the subscription price offered to the Shareholders and the terms of payment for such Affected Securities shall not be more favourable to such Person than the terms of payment offered to the Shareholders.  Such offer shall also be conditional on such Person executing and delivering a Participation Agreement in which he or it agrees to be bound by all the terms of this Agreement as if such Person were an original signatory hereto.

(3) Options.  If the Corporation proposes to grant an option or other right for the purchase of or subscription for Affected Securities, such option or other right shall also be made available to Shareholders as nearly as may be possible in accordance with the foregoing.

4.5 Exceptions to Pre-Emptive Rights.  Section 4.4 shall not be applicable in respect of the issuance of (a) Preferred Shares, or (b) any Shares other than Preferred Shares that are issued:

(1) upon the conversion or exchange of Shares of one class of securities into Shares of another class, provided that such change has been approved in accordance with the terms of this Agreement;

(2) in connection with a stock dividend or any share split or other subdivision or combination of the outstanding Shares, provided that such change has been approved in accordance with the terms of this Agreement;

(3) in any transaction in respect of a security that is available to all holders of such security on a pro rata basis;

(4) as consideration in connection with a business acquisition, approved by the Board; and

(5) pursuant to a debt financing from a bank, institutional lender or other similar financial institution, approved by the Board.

4.6 Default Transfers.

(1) Upon:

(a)
a Shareholder taking or instituting any proceedings for the winding-up, reorganization or dissolution of such Shareholder, or the filing by the Shareholder of an assignment in bankruptcy, the disposition of its property in favour of its creditors or the filing of a proposal (or a notice of intention to make such a filing) pursuant to the Bankruptcy and Insolvency Act (Canada), or the filing of a compromise or an arrangement or a proposal of a compromise or an arrangement pursuant to the Companies’ Creditors Arrangement Act (Canada), or for any other relief under any applicable laws relating to bankruptcy, insolvency or receivership.

(b)	the termination of the Management Services Agreement by the Corporation pursuant to Section 8.3 thereof, in which case CII will be deemed to be the Defaulting Shareholder, as defined below; or

(c)	a material default by a Shareholder of its obligations under this Agreement where written notice of such default which describes such default in reasonable detail has been sent to such Shareholder,

(each, an "Event of Default") which has not been cured or remedied within ninety (90) days after the date that the Shareholder in question (the "Defaulting Shareholder") or the Corporation became aware of the occurrence of the Event of Default all of the Shareholders (other than the Defaulting Shareholder) (in this Section 4.6, the "Offerees") shall have the right to purchase all of the Shares of the Defaulting Shareholder (in this Section 4.6, the "Offered Shares") pro rata based upon the number of Shares owned beneficially or of record by the Offerees or to purchase in such other proportion as the Offerees may agree in writing, for a purchase price equal to seventy percent (70%) of the Fair Market Value of such Shares as determined in accordance with Section 4.6(2).

(2 The Fair Market Value of the Offered Shares shall be determined as follows:

(a)
Immediately following the expiry of the time period set forth in Section 4.6(1), each of the Board and the Defaulting Shareholder shall select an independent business valuator with no prior business affiliation with any Shareholder (the "Valuator") and shall instruct their respective Valuators to prepare and deliver to the Defaulting Shareholder, the Offerees and the Corporation, within 30 days from the date of receipt of instructions, a report setting forth such Valuator’s estimate of Fair Market Value of the Offered Shares as at the end of the fiscal quarter immediately preceding the fiscal quarter in which the Event of Default occurred.

(b)
If the amount of the valuation of the Corporation determined by the higher such appraisal is not more than one hundred and twenty percent (120%) of the amount of the valuation of the Corporation determined by the lower such appraisal, then the Fair Market Value of the Corporation shall be the average of the valuations determined by the two appraisals.  Otherwise, the two such Valuators shall promptly designate a third Valuator who shall determine the value of the Corporation in an amount not lower than the lower of the first two Valuators’ valuations and not higher than the higher of the first two Valuators’ valuations and who shall, within thirty (30) days following his agreement to prepare a valuation of the Company, notify the Corporation, the Defaulting Shareholder and the Offerees of his determination of the Fair Market Value of the Corporation (which notice shall include a copy of his appraisal report), and the Fair Market Value of the Corporation shall be the average of the third Valuator’s determination of the Fair Market Value of the Corporation and the other Valuator’s said determination (of the above-described determinations of Fair Market Value) which is closer in amount to the third Valuator’s said determination.  All of the costs of the third determination of Fair Market Value shall be borne by the party whose Valuator’s valuation of the Corporation is farther in amount from the valuation determined by the third Valuator.

(3 Within 35 days of the final determination of the Fair Market Value of the Offered Shares, each Offeree who desires to purchase all of the Offered Shares that it is entitled to purchase in accordance with Section 4.6(1) shall give notice to the Defaulting Shareholder, to the Corporation and to the other Offerees.  If any Offeree does not give such notice, the Offered Shares that it had been entitled to purchase (the "Rejected Shares") may instead be purchased by the Offerees who did give such notice, pro rata based upon the number of Shares owned beneficially or of record by such Offerees or in such other proportion as such Offerees may agree in writing, and, within 14 days of the expiry of the 35 day period specified in this Section 4.6(3), each Offeree who desires to purchase all of the Rejected Shares that it is entitled to purchase in accordance with this Section 4.6(3) shall give an additional notice to the Defaulting Shareholder, to the Corporation and to the other Offerees. If any Offeree entitled to give the said additional notice does not do so, the Rejected Shares that it had been entitled to purchase may instead be purchased, pro rata based upon their respective holdings of Shares, by the Offerees who did give such notice, and so on from time to time until the Offerees are willing to purchase all of the Offered Shares or until they are not willing to purchase any more.

(4) Subject to applicable law, the Corporation may purchase for cancellation the remaining Offered Shares which the Offerees are not willing to purchase.

(5) The transaction of purchase and sale shall be completed within 21 days of the expiry of the 35 day period or the last of the 14 day periods, as the case may be, specified in Section 4.6(3).

4.7 Termination of Management Services Agreement Without Cause

Upon the termination by the Corporation of the Management Services Agreement without cause pursuant to Section 8.2 thereof (a “Put Event”), CII shall have the right to require Empire or, at the option of Empire, any other party designated by Empire (the “Put Right”), to purchase all (but not less than all) of the outstanding Shares held by CII and any of its Permitted Transferees (collectively, the “Put Shareholders”), at the Fair Market Value of such Shares, as determined in accordance with Section 4.6(2), mutatis mutandis, payable in full on the Closing Date, and otherwise in accordance with and subject to the provisions of this Agreement.  The Put Shareholders may exercise their Put Right by providing Empire with a written notice to such effect (the “Put Notice”), within ninety (90) days following the occurrence of the Put Event, indicating the Closing Date on which the Shares are to be purchased, which shall be not less than ninety (90) Business Days and not more than one hundred and twenty (120) Business Days after the date of delivery of the Put Notice to Empire; whereupon there shall exist between Empire and the Put Shareholders a binding agreement for the purchase of the Put Shareholder's Shares by Empire (and/or any other party, if designated by Empire).

4.8 Disability; Death

(a)  In the event of the “Long Term Disability” (as defined below) or the death of Denis Benoit (either, a “Call Event”), at the election of the Corporation,, the Corporation shall have the right (a “Call Right”) to purchase all (but not less than all) of the outstanding Shares held by CII and any of its Permitted Transferees (collectively, the “Call Shareholders”), at the Fair Market Value of such Shares, as determined in accordance with Section 4.6(2), mutatis mutandis, payable in full on the Closing Date, and otherwise in accordance with and subject to the provisions of this Agreement. The Corporation shall be entitled to assign its right and obligation to purchase such Shares to any and all of its Shareholders who elect to accept such assignment and to purchase such Shares, pro rata in respect to their respective Shareholdings. The Corporation and any Shareholders to which the Corporation’s purchase rights hereunder have been assigned (collectively, the “Call Purchasers”) may exercise their Call Right by providing the Call Shareholders with a written notice to such effect (the “Call Notice”), indicating the Closing Date on which the Shares are to be purchased, which shall be not less than ninety (90) Business Days and not more than one hundred and twenty (120) Business Days after the date of delivery of the Call Notice to the Call Shareholders; whereupon there shall exist between the Call Purchasers and the Call Shareholders a binding agreement for the purchase of the Call Shareholders’ Shares by the Call Purchasers.

(b)  For the purposes of this Agreement, (i) “Disability” shall be defined as Denis Benoit’s inability to perform all or a material portion of his material duties to CII  and to the Corporation as set forth in the Management Services Agreement, and (ii) “Long Term Disability” shall be defined as any “Disability” which persists for a consecutive period of one hundred and twenty (120) days or a cumulative period of twenty-six (26) weeks during any twenty four (24) month period.  Disability shall be determined pursuant to the certification by each of two (2) physicians who shall be appointed by Denis Benoit and by the Corporation (acting at the direction of the other Shareholders), respectively.  In the absence of an agreement between such two physicians, such physicians shall jointly designate a third physician whose determination and certification as to the issue of Disability shall be binding.

ARTICLE 5
CLOSING PROCEDURES

5.1 Determination of Amount of Indebtedness.  The price for any indebtedness, including Shareholder Debt, to be purchased and sold or discharged pursuant to this Agreement shall be the face amount thereof, together with accrued and unpaid interest thereon, if any, as recorded in the books of account of the Corporation.

5.2 Closing Procedures.  If a purchase and sale of Shares, and Shareholder Debt, if any, is made pursuant to this Agreement, the following provisions shall apply, subject to any express provisions to the contrary:

(1) Payment of Purchase Price and Delivery of Certificates, Resignations and Releases.  The purchase price shall be paid on the applicable Closing Date in accordance with Section 1.4, conditional upon receipt by the purchaser of (a) the share certificate or certificates representing the Shares being purchased, duly endorsed for Transfer in blank, (b) if applicable, resignations by the vendor and its nominees, if any, as Directors, officers and employees of the Corporation, and (c) releases in favour of the Corporation of all claims which the vendor and such Directors, officers and employees may have against the Corporation with respect to any matter or thing, other than in respect of accrued and unpaid compensation to the Closing Date and accrued vacation pay.

(2) Date and Time of Closing.  If the Closing Date for any transaction of purchase and sale falls on a day which is not a Business Day, the first Business Day following such date shall be the Closing Date.  Closing shall take place at 11:00 a.m. on the Closing Date at the registered office of the Corporation.

(3) Title.  The acceptance by the vendor of payment for the Shares and Shareholder Debt, if any, being purchased and sold shall constitute a representation and warranty by the vendor that the vendor has good and marketable title to such Shares and Shareholder Debt, free and clear of any lien, charge, hypothec, mortgage, pledge, encumbrance, security interest or adverse claim, except the terms of this Agreement.  Notwithstanding the foregoing, the vendor shall deliver to the purchaser all such documents, instruments and releases and shall do all such acts and things as the purchaser may request, acting reasonably, whether before or after completion of the transaction, to vest such title in the purchaser.

(4) Resignations.  Where applicable, the vendor and its nominees, if any, shall resign in writing the positions which they then hold with the Corporation and, if applicable, its Subsidiaries, with the result that immediately following the completion of the purchase, the vendor would not be entitled to hold, or to have its nominees hold, the positions in question.

(5) Authority for Sale. If the vendor is not an individual, the vendor shall deliver such authorizing resolution or other evidence of authority of the vendor for the sale as the purchaser may reasonably request.

(6) Vendor Indebted to Corporation.  If, at the time of sale, the vendor is indebted to the Corporation, (a) the purchaser, if not the Corporation, shall satisfy such indebtedness out of the purchase price payable for the Shares and Shareholder Debt, if any, by paying such amount to the Corporation and paying the remainder to the vendor, and (b) the Corporation, if it is the purchaser, shall satisfy such indebtedness by setting off the amount of such indebtedness against the purchase price for the Shares and Shareholder Debt, if any.

(7) Assignment of Shareholder Debt.  If, at the time of sale, the vendor is owed Shareholder Debt, the purchaser shall, concurrently with the completion of the sale, purchase such Shareholder Debt from the vendor and shall pay the price therefor to the vendor on closing in the manner provided in Section 5.2(1) against delivery of an assignment to the purchaser of the Shareholder Debt, such assignment to be without recourse to the vendor and otherwise to be in form and substance satisfactory to the purchaser, acting reasonably.  Notwithstanding the foregoing, if the purchaser is the Corporation, the Corporation shall concurrently with the completion of the sale, pay the amount of the Shareholder Debt owed to the vendor on closing in the manner provided in Section 5.2(1) against delivery of a release in favour of the Corporation of the Shareholder Debt, such release to be in form and substance satisfactory to the Corporation, acting reasonably.

(8) Liability as Guarantor.  If, at the time of sale, the vendor is liable or responsible as a guarantor for any Debt, liabilities or obligations of the Corporation, the purchaser shall use reasonable efforts to cause all such guarantees to be released at or before the time of sale and, if the purchaser is unable to effect the release of such guarantees, the purchaser shall execute and deliver in favour of the vendor an indemnity, in form and substance satisfactory to the vendor, acting reasonably, whereby the purchaser indemnifies and saves harmless the vendor from all claims arising out of such guarantees.  If the purchaser is the Corporation, the other Shareholders shall execute and deliver in favour of the vendor an indemnity in form and substance and to the same effect as provided in the immediately preceding sentence.

(9) Failure to Complete Sale.  If, at the time of closing, the vendor shall not complete the sale for any reason, the purchaser shall have the right to deposit the purchase price for the Shares and Shareholder Debt, if any, to be purchased and sold for the account of the vendor in an account with the bankers of the Corporation and such deposit shall constitute valid and effective payment of the purchase price to the vendor.  Thereafter, the purchaser shall have the right to execute and deliver any deeds, stock transfers, assignments, resignations, releases and other documents as may, in the reasonable opinion of the purchaser, be necessary or desirable in order to complete the transaction.  If payment of the purchase price is so deposited, then from and after the date of deposit, notwithstanding that certificates or instruments evidencing the Shares or Shareholder Debt may not have been delivered to the purchaser, the purchase of the Shares and Shareholder Debt, if any, shall be deemed to have been fully completed and the records of the Corporation shall be amended accordingly and all right, title, benefit and interest, both at law and in equity, in and to the Shares and Shareholder Debt shall be conclusively deemed to have been Transferred and assigned to and become vested in the purchaser and all right, title, benefit and interest of the vendor and of any other Person (other than the purchaser) having any interest therein, legal or equitable, in any capacity whatsoever shall cease.

(10) Purchaser Appointed as Attorney.  Each Shareholder hereby appoints, in the event that such Shareholder is a vendor of Shares or Shareholder Debt hereunder, each other Shareholder who may from time to time be a purchaser of Shares or Shareholder Debt hereunder, as the vendor’s attorney, with full power of substitution, in the name of and on behalf of the vendor, to vote all of the votes of the vendor, and to execute and deliver all deeds, transfers, assignments and assurances necessary to effectively Transfer the interest being sold to the purchaser or its nominees.  Such appointment, being coupled with an interest, is irrevocable by each Shareholder and shall not be revoked by the insolvency, bankruptcy, death, incapacity, dissolution, liquidation or other termination of the existence of such Shareholder and each Shareholder agrees to ratify and confirm all that a purchaser may do or cause to be done pursuant to the foregoing.  Each Shareholder consents to any Transfer of Shares made pursuant to the foregoing.

(11) Taxes.  At the time of the sale, the vendor shall provide to the purchaser either:

(a)	a statutory declaration of the vendor that such vendor is not a non-resident of Canada for purposes of the Tax Act; or

(b)
a certificate from the Canada Revenue Agency under section 116 of the Tax Act or any successor provision certifying that all taxes payable in connection with the transaction have been paid or that no taxes are payable in respect of the transaction, provided that if no declaration or certificate is delivered by the vendor, the purchaser shall be entitled to deduct from the purchase price payable to the vendor and to remit to the Receiver General for Canada an amount equal to the amount of tax for which the purchaser may be liable (as determined reasonably by the purchaser) under the Tax Act.

(12) Transferee Shareholders.  In the event that, pursuant to any provisions of this Agreement, a Shareholder is permitted to Transfer any of its Shares to any Person other than any one or more of the other Shareholders, no such Transfer shall be made or shall be effective and no application shall be made to the Corporation to register any such Transfer until the proposed transferee executes and delivers a Participation Agreement in which he or it agrees to be bound by all of the terms of this Agreement as if the proposed transferee were an original signatory hereto, and any further agreement with respect to the Corporation to which the transferor is then, or is then required to be, a Party.

ARTICLE 6
NON-COMPETITION AND CONFIDENTIALITY

6.1 Non-Competition.  (a) Each Shareholder shall not, and shall ensure that its Affiliates do not, without the prior written consent of the other Parties, at any time for so long as such Party continues to be party to this Agreement and so long as the Corporation continues to promote the Event, and (b) in the event of an Event of Default, the Defaulting Shareholder shall not, and shall ensure that its Affiliates do not, without the prior written consent of the other Parties, at any time for so long as the Corporation continues to promote the Event and for a period equal to (i) two (2) years following such Event of Default, or (ii) the period during which the Corporation continues to promote the Event, if less than two (2) years (collectively, the “Non-Competition Period”), either individually or in partnership or jointly or in conjunction with each other or any Person, as principal, agent, consultant, lender, contractor, employer, employee, investor or shareholder, or in any other manner, directly or indirectly, advise, manage, carry on, establish, acquire control of, be engaged in, invest in or lend money to, guarantee the debts or obligations of, or permit the Corporation’s name or any part thereof to be used or employed by any Person that operates, is engaged in or has an interest in, the promotion of one or more music festivals anywhere within a radius of one hundred and sixty (160) kilometres from the venue in which the Event was last promoted.

6.2 Non-Solicitation.  During the Non-Competition Period, each Shareholder shall not, and shall ensure that its Affiliates do not, either individually or in partnership or jointly or in conjunction with any other Person, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly solicit business from any customer or client of the Corporation or its Subsidiaries for the benefit or on behalf of any Person operating a business which is similar to or which competes with the Corporation and its Subsidiaries or attempt to direct any such customer or client away from the Corporation or its Subsidiaries or to discontinue or alter any one or more of their relationships with the Corporation or its Subsidiaries.

6.3 Employees.  Each Shareholder shall not, and it shall ensure that its Affiliates do not, during the Non-Competition Period, without the prior written consent of the other Parties, induce any employee employed in the Business at any time during the one year period ending immediately following the commencement of the Non-Competition Period to leave such employ or offer to employ or employ such employee.

6.4 Confidentiality.

(1) Non-Disclosure.  No Party shall, without the prior written consent of the Corporation, directly or indirectly communicate or disclose to any Person, or use for any purpose other than in furtherance of the Business, or the Shareholder’s own internal and non-competitive business purposes, and then only to its own employees or advisors, any Confidential Information, nor shall it utilize or make available any such Confidential Information, directly or indirectly, in connection with the Transfer or proposed Transfer of any of its Shares (except as permitted pursuant to this Section) or in connection with the solicitation or acceptance of employment with any competitor of the Corporation. Each Shareholder who is, or whose Controlling shareholder is, an employee of the Corporation, agrees to deliver to the Corporation all documents and other media containing any Confidential Information of the Corporation without retaining any copies thereof upon ceasing to be employed by the Corporation. For greater certainty, the foregoing obligations are in addition to any other confidentiality obligations under any employment or other agreement.  Each Shareholder acknowledges and agrees that the obligations under this Section 6.4 are to remain in effect with respect to each Party for so long as such Party continues to be party to this Agreement and for a period of three years following the termination of this Agreement, or the date such Party ceases to be party to this Agreement.

(2) Disclosure Related to Transfers.  In connection with any Transfer or proposed Transfer of its Shares, a Shareholder may disclose Confidential Information only after (i) obtaining the consent of a majority of the Board, and (ii) the execution by the Shareholder, the proposed transferee and the Corporation of a suitable non-disclosure agreement protecting the

Corporation from any subsequent disclosure of such information on a basis inconsistent with this Section by the proposed transferee to whom such information is proposed to be disclosed.

(3) General Exceptions.  The foregoing provisions shall not apply to, and Confidential Information does not include, information: (a) which is in the public domain, or comes into the public domain without any breach of this Agreement; (b) which the disclosing party can demonstrate through appropriate documentation was previously known to the disclosing party; (c) which the disclosing party learned from a source other than the Corporation (or any Director, officer, employee, agent or consultant of the Corporation) or a Party hereto, and without violation of this or any other non-disclosure obligation; or (d) which is required to be disclosed pursuant to applicable laws or the decision or order of a court or tribunal with valid jurisdiction.

6.5 Severability.  In addition to, and without limiting the generality of, Section 7.7, each provision of this Article 6 shall constitute a separate and distinct covenant and shall be severable from all other such separate and distinct covenants contained in this Article 6.  Any provision of this Article 6 which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.6 Remedies.  Each Shareholder acknowledges that a breach by it or any of its Affiliates of any of the covenants contained in this Article 6 would result in damages to the Corporation and other Parties and that the Corporation and other Parties may not be adequately compensated for such damages by monetary award alone.  Accordingly, each Shareholder agrees that in the event of any such breach, in addition to any other remedies available at law or otherwise, the Corporation and other adversely affected Parties shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance with the provisions of this Article 6.  Any remedy expressly set out in this Agreement shall be in addition to and not inclusive of or dependent upon the exercise of any other remedy available at law or otherwise.

6.7 Reasonableness of Restrictions.  The Parties agree that all restrictions in this Article 6 are necessary and fundamental to the protection of their respective interests in, and the Business of, the Corporation and are reasonable and valid.  All defences to the strict enforcement of this Article 6 against any Shareholder or any of their Affiliates are hereby waived.

ARTICLE 7
GENERAL PROVISIONS

7.1 All Shares Subject to this Agreement.  Each of the Shareholders acknowledges that it shall be bound by the terms of this Agreement with respect to all Shares held by it from time to time.

7.2 Term.  This Agreement shall come into force and effect as of the date set out on the first page of this Agreement and, except as provided below, shall continue in force until the earlier of:

(a)	the date on which one Shareholder becomes the beneficial holder of all outstanding Shares and securities convertible into or exchangeable for Shares;

(b)
the winding up, dissolution or bankruptcy of the Corporation or the making by the Corporation of an assignment or the commencing of a proceeding by the Corporation under the provisions of the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangements Act (Canada) or any similar legislation related to bankruptcy, insolvency or other relief for debtors applicable in Canada; and

(c)	the date on which this Agreement is terminated by written agreement of all the Parties.

For greater certainty, the provisions of Article 6, Sections 6.1, 6.2, 6.3 and 6.4 shall not terminate upon the termination of this Agreement.  Sections 6.1, 6.2 and 6.3 shall survive during the Non-Competition Period and Section 6.3 shall survive termination for a period of three years.

7.3 Termination Not to Affect Rights or Obligations.  A termination of this Agreement shall not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to the time of termination and such rights and obligations shall survive the termination of this Agreement.

7.4 Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by delivery as hereafter provided.  Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address shall also be governed by this Section.  In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section.  Notices and other communications shall be addressed as follows:

(i)	if to Empire: The Empire Sports & Entertainment, Co. 110 Green Street, Suite 403 New York, New York 10012

Attention:  Shelly Finkel, Chief Executive Officer
Facsimile:  (646) 370-4823

with a copy to:

The Empire Sports & Entertainment, Co.
110 Green Street, Suite 403
New York, New York 10012
Attention:  Mr. Peter Levy, Executive Vice President
Facsimile:  (646) 370-4823

(ii)
if to CII:

152 Boul. De Lucerne
Suite 201
Gatineau, QC J9A 3V8

Attention: Mr. Denis Benoit
Facsimile number: (866) 343-3981

with a copy to:

Cassels Brock & Blackwell
2100 Scotia Plaza
40 King Street West
Toronto, ON  M5H 3C2

Attention:  Casey M. Chisick
Facsimile number:  (416) 644-9326

(iii)
if to the Corporation:
Capital Hoedown, Inc.
c/o The Empire Sports & Entertainment, Co.
110 Green Street, Suite 403
New York, New York 10012

Attention:  Mr. Shelly Finkel, Chief Executive Officer
Facsimile:  (646) 370-4823

with a copy to:

Capital Hoedown, Inc.
c/o Concert International Inc.

152 Boul De Lucerne Suite 201 Gatineau, QC J9A 3V8 Attention: Mr. Denis Benoit Facsimile number: (866) 343-3981

The failure to send or deliver a copy of a notice or other communication to counsel to each of the Parties, as the case may be, shall not invalidate any notice given under this Section.

7.5 Entire Agreement.  This Agreement, and any agreements and documents to be delivered pursuant to the terms of this Agreement, together constitute the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties or other agreements in connection with the subject matter of this Agreement, whether oral or written, express or implied, statutory or otherwise, except as specifically set out in this Agreement and any agreements and documents to be delivered pursuant to the terms of this Agreement.

7.6 Waiver.  A waiver of any default, breach or non-compliance under this Agreement is not effective unless it is in writing and signed by the Party to be bound by the waiver.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-compliance or by anything done or omitted to be done by that Party.  The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance, whether of the same or any other nature.

7.7 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in such Province and this Agreement shall be treated, in all respects, as an Ontario contract.

7.9 Time of Essence.  Time shall be of the essence of this Agreement in all respects.

7.10 Amendments.  This Agreement may only be amended by the consent in writing of all Shareholders.  Any amendment effected in accordance with this Section shall be binding on all of the Parties.  All legal costs associated with any such amendment shall be borne by the Corporation.

7.11 Further Assurances.  The Parties hereto and their respective directors, officers and employees, to the extent applicable, agree to execute and deliver such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their votes and influence, and perform and cause to be performed such further and other acts and things, including authorizing any Transfer of Shares, as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.  Each of the Parties agrees that violation on its part of this covenant in respect of the voting of Shares would result in irreparable harm remediable only by an injunction for specific performance and the Parties hereby agree that in the event of such a violation, the Shareholders not in violation shall be entitled to the remedy of specific performance to cause such voting to take place in conformity with this Agreement and to an injunction out of any court of competent jurisdiction to prevent any breach of this covenant or any other covenant contained in this Agreement and to restrain any further violation of such covenant.

7.12 Counterparts.  This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.  Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any Party providing its signature in such manner will promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

7.13 Attornment.  Each Party agrees (i) that any action or proceeding relating to this Agreement shall be brought in Toronto in the Commercial List of the Ontario Superior Court of Justice, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (ii) that it irrevocably waives any right to, and will not, oppose any such Ontario action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section 7.13.

7.14 Successors and Assigns .  This Agreement is not assignable by any Party except in connection with a transaction contemplated by, and in accordance with the terms of, Article 3 and Article 4.  This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

7.15 Remedies Cumulative.  The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

7.16 Language. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language.  Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

THE EMPIRE SPORTS & ENTERTAINMENT, CO.
By:
Name:
Title:

CONCERT INTERNATIONAL INC.
By:
Name:
Title:

CAPITAL HOEDOWN INC.
By:
Name:
Title:

SCHEDULE A

PARTICIPATION AGREEMENT

THIS AGREEMENT dated the [NUMBER] day of [MONTH], 20[  ], by and between Capital Hoedown Inc. (the “Corporation”), and [NAME OF NEW SHAREHOLDER] [of/having a principal place of business at] [RESIDENTIAL ADDRESS/OR PRINCIPAL PLACE OF BUSINESS] (the “New Shareholder”).

All capitalized terms herein have the meanings ascribed thereto in the Unanimous Shareholders Agreement dated [MONTH] [DAY], 2011 among the Corporation, Concert International Inc. and The Empire Sports & Entertainment Group, LLC (the “Agreement”).

A.                      The New Shareholder wishes to purchase Shares and become a Shareholder in the Corporation.

B.                      Pursuant to Section 3.4 of the Agreement, each additional Shareholder must become a Party to the Agreement.

In consideration of [the Corporation’s issuance of the Shares to the New Shareholder /[the Transfer and sale of Shares to the New Shareholder by [TRANSFEROR] and the acceptance and recognition thereof by the Corporation], and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.
Status of Shareholder.  As the New Shareholder has purchased Shares [from the Corporation/Transferred from another Shareholder pursuant to the Agreement], the New Shareholder agrees and acknowledges that [he/she/it] is a Shareholder, as such term is defined in the Agreement, and has all the general rights, privileges, restrictions and obligations of a Shareholder under the Agreement.

2.
Agreement to be Bound.  Pursuant to Section 3.4 of the Agreement, the New Shareholder agrees to be bound by all of the terms, conditions and provisions of the Agreement and hereby agrees to become a Party thereto.

3.	General. The provisions of the Agreement apply to this Participation Agreement mutatis mutandis.

IN WITNESS WHEREOF, the Parties have executed this Participation Agreement as of the date first above written.

CAPITAL HOEDOWN INC.
By:
Name:
Title:

)
)
)
Witness		[NAME OF SHAREHOLDER (INDIVIDUAL)]

OR
[NAME OF NEW SHAREHOLDER (CORPORATION)]
By:
Name:
Title:

EXHIBIT A

TO UNANIMOUS SHAREHOLDER AGREEEMENT

SHARE CONDITIONS

The rights, privileges, restrictions and conditions attaching to the common shares and the preference shares are as follows:

 Common Shares

The holders of the common shares shall be entitled:

(a)	to vote at all meetings of shareholders of the Corporation except meetings at which only holders of a specified class of shares other than common shares are entitled to vote;

(b)	to receive, subject to the rights of the holders of another class of shares, any dividend declared by the Corporation; and

(c)
to receive, subject to the rights of the holders of another class of shares, the remaining property of the Corporation on the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

 Preference Shares

(a) Definitions.   In these share conditions, the following words and phrases shall have the following meanings:

(i)
“redemption price” of each preference share shall mean the sum of C$1000.00 (such amount being also the subscription price for each preference share), plus an amount equal to all dividends which have at the relevant time accrued thereon but which have not then been declared (if any); and

(ii)	“Act” means the Business Corporations Act (Ontario).

(b) Voting Rights.  Subject to the Act, the holders of the preference shares shall not, as such, be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

(c) Dividends.  Subject to the Act, the holders of the preference shares shall, in preference and priority to any payment of dividends on the common shares, be entitled to cumulative dividends accruing from the date of issuance at the per share rate of 10% of the redemption price per annum, compounded annually, payable in one or more instalments, and no dividends shall be paid or set apart for payment upon the common shares unless all cumulative dividends on the preference shares shall have been declared and paid or set aside for payment.  The holders of the preference shares shall not be entitled to any dividends other than as provided for herein.  Dividends shall accrue on the preference shares from the date of issue unless the directors shall otherwise determine.

(c) Redemption at Option of Corporation.  Subject to the Act, the Corporation may redeem the whole or any part of the issued preference shares on payment for each share to be redeemed of the redemption price plus any dividends declared but unpaid thereon.  Unless all the holders of the preference shares to be redeemed shall have waived notice of such redemption, the Corporation shall give not less than 5 days’ notice in writing of such redemption, specifying the date and place of redemption.  If such notice is given or waived, and the redemption price plus any dividends declared but unpaid thereon is paid to such holders, or is deposited with any chartered bank or trust company in Canada, as specified in the notice, on or before the date fixed for redemption, dividends on the shares to be redeemed shall cease after the date fixed for redemption and the holders thereof shall thereafter have no rights against the Corporation in respect thereof except to receive payment of the redemption price plus any dividends declared but unpaid thereon.

(d)	Redemption at Option of Holder.

(i)
General.  Subject to the Act, a holder of any preference shares shall be entitled to require the Corporation to redeem the whole or any part of the preference shares registered in the name of such holder on the books of the Corporation.

(ii)
Notice.  A holder of such shares to be redeemed shall tender to the Corporation at its registered office a request in writing specifying (A) that such holder desires to have the whole or any part of the preference shares registered in the name of such holder redeemed by the Corporation and (B) the business day, which shall be not less than 5 days after the day on which the request in writing is given to the Corporation, on which the holder desires to have the Corporation redeem such shares (the “redemption date”), together with the share certificates, if any, representing the preference shares which the registered holder desires to have the Corporation redeem.

(iii)
Redemption Procedure.  Upon receipt of such request and share certificates, the Corporation shall, on the redemption date, redeem such shares by paying to such registered holder an amount equal to the redemption price plus any dividends accrued but unpaid thereon.  Such payment shall be made by cheque  or wire transfer as directed by the registered holder(s).  If a part only of the preference shares represented by any certificates are redeemed, a new certificate for the balance shall be issued by the Corporation.

(iv)
Cessation of Rights.  The preference shares shall be redeemed on the redemption date and thereafter such shares shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof, unless payment of the redemption price plus any dividends accrued but unpaid thereon is not made on the redemption date, in which case the rights of the holders of such shares shall remain unaffected.

(e) Distribution Rights.  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the preference shares shall be entitled to receive, before any distribution of any part of the assets of the Corporation among the holders of the common shares, an amount equal to the redemption price of such shares plus any dividends declared but unpaid thereon and no more.

(f) Variation of Rights.  The holders of the preference shares shall not be entitled to vote separately as a class or to dissent upon a proposal to amend the articles:

(i)	to increase or decrease any maximum number of authorized shares of such class;

(ii)	to increase any maximum number of authorized shares of any other class having rights or privileges equal or superior to the shares of such class;

(iii)	to effect an exchange, reclassification or cancellation of the shares of such class; or

(iv)	to create a new class of shares equal or superior to the shares of such class.